Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-30254, 333-30408, 333-34860, 333-109897, 333-112498, 333-119103, 333-121501, and 333-128348), in the registration statement on Form S-4 (No. 333-38170), and in the registration statements on Form S-8 (Nos. 333-34222, 333-46016, 333-72143, 333-76326, 333-89305, and 333-112705) of Verticalnet, Inc. of our report dated September 20, 2005, with respect to the financial statements of Digital Union UK Ltd (predecessor to Digital Union Limited) as of December 31, 2004 and for the year then ended, which report will appear in the Current Report on Form 8-K/A of Verticalnet, Inc., to be dated October 7, 2005.

H.W. Fisher & Company

London, United Kingdom

October 6, 2005